November 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated November 28, 2025 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

$11,721,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the EURO STOXX 50® Index. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the index closing value on the call observation date is greater than or equal to the initial index value, resulting in a payment on the call payment date equal to $1,098.50. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final index value (the index closing value on the valuation date) is greater than the initial index value, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the index percent change (the percentage increase or decrease in the final index value from the initial index value); (ii) if the final index value is equal to or less than the initial index value but has not decreased by more than the buffer amount, you will receive the principal amount of your securities plus a return reflecting the absolute value of the index percentage change (e.g., if the index percentage change is -5%, your return will be +5%); or (iii) if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

The securities are for investors who seek a return of 9.85% if their securities are automatically called or the potential to earn 150.00% of any positive return of the index or seek a positive return for moderate decreases in the underlying index if their securities are not automatically called, in exchange for the risk of losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount if the securities remain outstanding to maturity.

FINAL TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Principal amount:

$11,721,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. Subject to redemption by the company as provided under “—Automatic call feature” below, on the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount in cash equal to the payment at maturity.

Pricing date:	November 28, 2025
Original issue date:	December 3, 2025
Call observation date:	December 7, 2026, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	December 10, 2026, subject to adjustment as described in the accompanying general terms supplement
Valuation date:	November 29, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	December 2, 2027, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final index value is greater than the initial index value, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount, the sum of (i) $1,000 plus (ii) the product of $1,000 times the absolute index return; or
•
if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, the sum of (i) $100 plus (ii) the product of (a) $1,000 times (b) the index performance factor.

Leveraged upside payment:	$1,000 × leverage factor × index percent change
Leverage factor:	150.00%
Initial index value:	5,668.17, which is the index closing value on the pricing date
Buffer amount:	10.00%
CUSIP / ISIN:	40058QYR4 / US40058QYR46
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $968 per security. See page PS-3 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	2.50% ($293,025 in total)*	97.50% ($11,427,975 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 20,801 dated November 28, 2025

FINAL TERMS (continued)
Automatic call feature:

if, as measured on the call observation date, the index closing value is greater than or equal to the initial index value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to $1,098.50. No payments will be made after the call payment date.

Minimum payment at maturity:	$100 per security (10.00% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Final index value:	the index closing value on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Index performance factor:	the final index value / the initial index value
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

November 2025

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $968 per $1,000 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $32 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through November 26, 2026, as described below). On and after November 27, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $32 initial additional amount:

•
$7 will decline to zero on a straight-line basis from the time of pricing through November 26, 2026; and
•
$25 will decline to zero on a straight-line basis from December 28, 2025 through January 10, 2026.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

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General terms supplement no. 17,744 dated October 20, 2025
●
Underlier supplement no. 46 dated September 22, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 46 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “pricing date” and “underlying index publisher”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Investment Summary

The Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed call payment that will be paid on the call payment date (and the securities will be automatically called and no further payments will be made) if the closing value of the underlying index on the call observation date is greater than or equal to the initial index value. If the securities have not been automatically called prior to maturity and the closing level of the underlying index on the valuation date is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside payment. If the securities have not been automatically called prior to maturity and the closing value of the underlying index on the valuation date is equal to or less than the initial index value, but has not declined by more than the buffer amount, investors will receive the stated principal amount of their investment plus an unleveraged return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the securities have not been automatically called prior to maturity and the closing value of the underlying index on the valuation date has depreciated in value by more than the buffer amount, investors will lose 1.00% for every 1.00% decline in the index value beyond the buffer amount from the pricing date to the valuation date of the securities, subject to the minimum payment at maturity.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of 9.85% if their securities are automatically called or the potential to earn 150.00% of any positive return of the underlying index or seek a positive return for moderate decreases in the underlying index if their securities are not automatically called, in exchange for the risk of losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on the call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and investors may lose up to 90.00% of their initial investment in the securities.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying index closes at or above the initial index value on the call observation date. As a result, the securities are automatically called for $1,098.50. If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity, the final index value is above the initial index value and investors receive principal back and a positive return at maturity

This scenario assumes that the underlying index closes below the initial index value on the call observation date. Consequently, the securities are not automatically called and no call payment is made. On the valuation date, the underlying index closes above the initial index value. At maturity, investors will receive the stated principal amount plus a return reflecting 150.00% of the increase in the value of the underlying index.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back and a return reflecting the absolute value of the performance of the index at maturity

This scenario assumes that the underlying index closes below the initial index value on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes at or below the initial index value but has not declined by more than the buffer amount. At maturity, investors will receive a 1% positive return on the securities for each 1% negative return of the underlying index. For example, if the final index value is 5.00% less than the initial index value, the securities will provide a total positive return of 5.00% at maturity. The maximum return investors may receive in this scenario is a positive 10.00% return at maturity. In this case, investors will receive at least the stated principal amount even if the underlying index has depreciated by up to 10.00%.

Scenario 4: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying index closes below the initial index value on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index declines in value by more than the buffer amount. At maturity, investors will receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the securities, plus the buffer amount. For example, if the final index value is 30.00% less than the initial index value, the securities will provide at maturity a loss of 20.00% of principal. In this case, you receive $800.00 per security, or 80.00% of the stated principal amount. The minimum payment at maturity on the securities is equal to $100.00 per security.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical index closing values on the call observation date could have on the amount payable, if any, on the call payment date and (ii) the impact that various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as the case may be. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying index over the life of your securities and the actual index closing value on the call observation date, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial index value:	100.00*
Leverage factor:	150%
Buffer amount:	10.00%

* The hypothetical initial index value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial index value.

How to determine the amount payable, if any, on the call payment date:

The example below shows the hypothetical amount payable on the call payment date with respect to each $1,000 principal amount of your securities if the underlying index closes at or above the initial index value on the call observation date.

Hypothetical Call Observation Date	Index Closing Value	Amount Payable on the Call Payment Date (per security)
#1	120.00 (at or above initial index value)	$1,098.500

On the hypothetical call observation date, the underlying index closes at or above the initial index value. Therefore, the securities are automatically called and the amount payable on the call payment date equals $1,098.50.

Your securities will not be automatically called, and you will not receive a payment on the call payment date, if the index closing value is below the initial index value on the call observation date.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Index Closing Value (Final Index Value)	Payment at Maturity (per security)
#1	110.00 (above the initial index value)	$1,000 + leveraged upside payment = $1,000 + ($1,000 × 150% × 10%) = $1,150
#2	95.00 (at or below the initial index value but has not declined by more than the buffer amount)	$1,000 + ($1,000 × absolute index return) = $1,000 + ($1,000 × 5%) = $1,050
#3	70.00 (below the initial index value and has declined by more than the buffer amount)	$100.00 + ($1,000 × the index performance factor) = $100.00 + $1,000 × (70.00 / 100.00) = $800

In example #1, the final index value is above the initial index value. Therefore, investors receive at maturity the stated principal amount of the securities plus a return reflecting 150.00% of the increase in the value of the underlying index.

In example #2, the final index value is at or below the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount. Therefore, investors receive at maturity the stated principal amount of the securities plus a 1% positive return on the securities for each 1% negative return of the underlying index.

In example #3, the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount. Therefore, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount. The minimum payment at maturity is $100.00 per security.

If the final index value is less than the initial index value by more than the buffer amount, you will receive less than the $1,000 principal amount, subject to the minimum payment at maturity.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Additional Hypothetical Examples

Hypothetical Payment on the Call Payment Date

The example below shows the hypothetical payment that we would pay on the call payment date with respect to each $1,000 principal amount of your securities if the index closing value is greater than or equal to the initial index value on the call observation date.

If your securities are automatically called on the call observation date (i.e., on the call observation date the index closing value is equal to or greater than the initial index value), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,098.50. If, for example, the index closing value on the call observation date was determined to be 125.00% of the initial index value, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 109.85% of the principal amount of your securities or $1,098.50 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying index.

Hypothetical Payment at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the index closing value is less than the initial index value), the amount we would deliver for each $1,000 principal amount of your securities on the maturity date will depend on the performance of the underlying index on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final index value and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	250.000%
150.000%	175.000%
125.000%	137.500%
110.000%	115.000%
105.000%	107.500%
100.000%	100.000%
99.000%	101.000%
95.000%	105.000%
90.000%	110.000%
89.999%	99.999%
60.000%	70.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

As shown in the table above, if the securities have not been automatically called on the call observation date:

•
If the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your securities would be 35.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final index value were determined to be zero, you would lose 90.00% of your investment in the securities.
•
If the final index value level were determined to be 95.000% of the initial index value, the absolute index return would be 5.000% and the payment at maturity that we would deliver on your securities would be 105.000% of the stated principal amount of your securities.

We cannot predict the actual index closing values of the underlying index on any day, the final index value or what the market value of your securities will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or the maturity date, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and on the actual index closing value on the call observation date and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount to be paid in respect of your securities on the call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose a Substantial Portion of Your Investment in the Securities

You can lose a substantial portion of your investment in the securities. Assuming your securities are not automatically called on the call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying index as measured from the initial index value to the index closing value on the valuation date. If the final index value has declined from the initial index value by more than the buffer amount, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the index value beyond the buffer amount, subject to the minimum payment amount at maturity. Thus, you may lose a substantial portion of your investment in the securities, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Amount You Will Receive on the Call Payment Date Will Be Capped

Regardless of the index closing value on the call observation date, the amount you may receive on the call payment date is capped and you will not benefit from any increase in the index closing value above the initial index value on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $1,000 face amount of your securities will be $1,098.50.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the index closing value is greater than or equal to the initial index value. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

for a similar level of risk in the event the securities are called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Value at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on the call payment date, if any, will be paid only if the index closing value is greater than or equal to the initial index value on the call observation date. Therefore, the index closing value on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the amount you will receive on the stated maturity date, if any, will be based on the index closing value on the valuation date. Therefore, for example, if the final index value dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the index closing value prior to such drop. Although the actual index closing value on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the index closing value on the call observation date or the valuation date, you will not benefit from the index closing value on any date other than on the call observation date or the valuation date.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would

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reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the value of the underlying index;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before the call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before the call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on the call payment date or at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment on the call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlying Index

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the level of such underlying index and, therefore, your investment in the securities. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities. The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

The Underlying Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — EURO STOXX 50® Index” in the accompanying underlier supplement.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the underlying index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

November 2025

GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent levels of the underlying index. The actual performance of the underlying index over the life of the offered securities, as well as the payment at maturity may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2020, 2021, 2022, 2023, 2024 and 2025 (through November 28, 2025). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Historical Quarterly High, Low and Period End Index Closing Values of the EURO STOXX 50® Index

	High	Low	Period End
2020
Quarter ended March 31	3,865.18	2,385.82	2,786.90
Quarter ended June 30	3,384.29	2,662.99	3,234.07
Quarter ended September 30	3,405.35	3,137.06	3,193.61
Quarter ended December 31	3,581.37	2,958.21	3,552.64
2021
Quarter ended March 31	3,926.20	3,481.44	3,919.21
Quarter ended June 30	4,158.14	3,924.80	4,064.30
Quarter ended September 30	4,246.13	3,928.53	4,048.08
Quarter ended December 31	4,401.49	3,996.41	4,298.41
2022
Quarter ended March 31	4,392.15	3,505.29	3,902.52
Quarter ended June 30	3,951.12	3,427.91	3,454.86
Quarter ended September 30	3,805.22	3,279.04	3,318.20
Quarter ended December 31	3,986.83	3,331.53	3,793.62
2023
Quarter ended March 31	4,315.05	3,856.09	4,315.05
Quarter ended June 30	4,408.59	4,218.04	4,399.09
Quarter ended September 30	4,471.31	4,129.18	4,174.66
Quarter ended December 31	4,549.44	4,014.36	4,521.44
2024
Quarter ended March 31	5,083.42	4,403.08	5,083.42
Quarter ended June 30	5,100.90	4,839.14	4,894.02
Quarter ended September 30	5,067.45	4,571.60	5,000.45
Quarter ended December 31	5,041.01	4,729.71	4,895.98
2025
Quarter ended March 31	5,540.69	4,871.45	5,248.39
Quarter ended June 30	5,454.65	4,622.14	5,303.24
Quarter ended September 30	5,529.96	5,165.60	5,529.96
Quarter ending December 31 (through November 28, 2025)	5,787.31	5,515.09	5,668.17

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

The graph below shows the daily historical index closing values from January 1, 2020 through November 28, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying index, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption, or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on December 3, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

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GS Finance Corp. Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027 Principal at Risk Securities

Validity of the Securities and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

November 2025